SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                               ThermoGenesis Corp.
                               -------------------
                                (Name of Issuer)


                         Common Stock, $0.001 Par Value
                         ------------------------------
                         (Title of Class of Securities)


                                   883623 209
                                   ----------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    883623 209                                        Page 2 of 8 Pages
            ------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON                                 ATLAS II, L.P.
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       a   [X]
                                                                       b   [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                New York
--------------------------------------------------------------------------------
                                        5.       SOLE VOTING POWER

            NUMBER OF                                    0
             SHARES                     ----------------------------------------
           BENEFICIALLY                 6.       SHARED VOTING POWER
              OWNED
             BY EACH                                     0
            REPORTING                   ----------------------------------------
           PERSON WITH                  7.       SOLE DISPOSITIVE POWER

                                                         0
                                        ----------------------------------------
                                        8.       SHARED DISPOSITIVE POWER

                                                         0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    883623 209                                        Page 3 of 8 Pages
            ------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON                       PENTAGRAM PARTNERS, L.P.
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       a  [X]
                                                                       b  [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                                        5.       SOLE VOTING POWER

            NUMBER OF                                  2,427,910
             SHARES                     ----------------------------------------
           BENEFICIALLY                 6.       SHARED VOTING POWER
              OWNED
             BY EACH                                       0
            REPORTING                   ----------------------------------------
           PERSON WITH                  7.       SOLE DISPOSITIVE POWER

                                                       2,427,910
                                        ----------------------------------------
                                        8.       SHARED DISPOSITIVE POWER

                                                           0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,427,910
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.8%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    883623 209                                        Page 4 of 8 Pages
            ------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON                            RICHARD JACINTO, II
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      a  [X]
                                                                      b  [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
--------------------------------------------------------------------------------
                                        5.       SOLE VOTING POWER

        NUMBER OF                                    2,427,910(1)
         SHARES                         ----------------------------------------
      BENEFICIALLY                      6.       SHARED VOTING POWER
         OWNED
        BY EACH                                          0
       REPORTING                        ----------------------------------------
      PERSON WITH                       7.       SOLE DISPOSITIVE POWER

                                                     2,427,910(1)
                                        ----------------------------------------
                                        8.       SHARED DISPOSITIVE POWER

                                                         0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,427,910 (1)
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.8%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
(1) Represents shares held by Atlas II, L.P. and Pentagram Partners, L.P., which Richard Jacinto II is the General Partner.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 5 of 8 Pages
                                  SCHEDULE 13G

Item 1.     Name and Address of Issuer

            (a)  THERMOGENESIS CORP.

            (b)  3146 Gold Camp Drive
                 Rancho Cordova, CA  95670

Item 2. Name, Address and Citizenship of Person Filing; Class of Securities and CUSIP Number

            (a)  Atlas II, L.P., Pentagram Partners, L.P. and Richard Jacinto II

            (b) Address for Atlas II L.P., Pentagram Partners, L.P. and Richard Jacinto II:

                 630 Fifth Avenue, 20th Floor
                 New York, NY  10100

            (c) Atlas II, L.P. and Pentagram Partners, L.P. - New York Richard Jacinto II - USA

            (d)  Common Stock

            (e)  883623 209

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)   [ ]   Broker or Dealer registered under Section 15 of the Act

(b)   [ ]   Bank is defined in Section 3(a)(6) of the Act

(c)   [ ]   Insurance Company as defined in Section 3(a)(19) of the Act

(d)   [ ]   Investment  Company  registered  under  Section  8 of the Investment
            Company Act

(e)   [ ]   Investment  Adviser  registered  under Section 203 of the Investment
            Advisers Act of 1940

(f)   [ ]   Employee  Benefit  Plan,  Pension  Fund  which  is  subject  to  the provisions of the Employee Retirement Income Security Act of 1974 or
            Endowment Fund; seess.240.13d-1(b)(1)(ii)(F)

                                                               Page 6 of 8 Pages

(g)   [ ]   Parent Holding  Company,  in  accordance with ss.240.13d-1(b)(ii)(G)
            (Note: See Item 7)

(h)   [ ]   Group, in accordance withss.240.13d-1(b)(1)(ii)(H)

Item 4.     Ownership

            (a)  Amount Beneficially Owned:2,427,910(1)

            (b)  Percent of Class:                 6.8%

            (c)  Number of shares as to which such person has:

                 Atlas II, L.P.
                 --------------
                 (i)    sole power to vote or to direct the vote:              0
                 (ii)   shared power to vote or to direct the vote:            0
                 (iii)  sole power to dispose or to direct the
                        disposition of                                         0
                 (iv)   shared power to dispose or to direct the
                        disposition of:                                        0

                 Pentagram Partners, L.P.
                 ------------------------
                 (i)    sole power to vote or to direct the vote:   2,427,910(1)
                 (ii)   shared power to vote or to direct the vote:            0
                 (iii)  sole power to dispose or to direct the
                        disposition of:                             2,427,910(1)
                 (iv)   shared power to dispose or to direct the
                        disposition of:                                        0

                 Richard Jacinto II
                 ------------------
                 (i)    sole power to vote or to direct the vote:   2,427,910(2)
                 (ii)   shared power to vote or to direct the vote:            0
                 (iii)  sole power to dispose or to direct the
                        disposition of:                             2,427,910(2)
                 (iv)   shared power to dispose or to direct the
                        disposition of:                                        0

--------------------------------------------------------------------------------
(1) Includes 1,844,425 shares of Common Stock and Warrants to purchase 583,485 shares of Common Stock exercisable within 60 days.
(2) Consists of shares and warrants held by Atlas II, L.P. and Pentagram Partners, L.P. Richard Jacinto II is the General Partner of Atlas II, L.P. and Pentagram Partners, L.P. and has sole voting and investment power over the shares.

                                                               Page 7 of 8 Pages


Item 5.     Ownership of Five Percent or Less of a Class

            If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: 9.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

            Not applicable

Item 8.     Identification and Classification of Members of the Group

            Not applicable.

Item 9.     Notice of Dissolution of Group

            Not applicable.

Item 10.    Certification

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transactions having that purposes or effect.

                                                               Page 8 of 8 Pages
                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 1/22/03                                    ATLAS II, L.P.
     ---------------------
                                                 /S/ RICHARD JACINTO II
                                                 -------------------------------
                                                 Richard Jacinto II,
                                                 General Partner



Date: 1/22/03                                    PENTAGRAM PARTNERS, L.P.
     ---------------------
                                                 /S/ RICHARD JACINTO II
                                                 -------------------------------
                                                 Richard Jacinto II,
                                                 General Partner


Date: 1/22/03
     ---------------------
                                                 /S/ RICHARD JACINTO II
                                                 -------------------------------
                                                 Richard Jacinto II,
                                                 an Individual

                                    EXHIBIT A

                             JOINT FILING AGREEMENT


     The  undersigned  acknowledge  and agree that the  foregoing  statement  on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is not accurate.

                                                  ATLAS II L.P.,
                                                  A New York Limited Partnership



Date:  1/22/03                                    /S/ RICHARD JACINTO II
     -----------                                  ------------------------------
                                                  Richard Jacinto II,
                                                  General Partner


                                                  PENTAGRAM PARTNERS, L.P.,
                                                  A New York Limited Partnership



Date:  1/22/03                                    /S/ RICHARD JACINTO II
     -----------                                  ------------------------------
                                                  Richard Jacinto II,
                                                  General Partner



Date:  1/22/03                                    /S/ RICHARD JACINTO II
     -----------                                  ------------------------------
                                                  Richard Jacinto II,
                                                  an Individual